Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Weatherford International plc 2010 Omnibus Incentive Plan, as Amended and Restated, of our report dated March 4, 2013, with respect to the consolidated financial statements and schedule of Weatherford International Ltd. and Subsidiaries for the year ended December 31, 2012, included in its Annual Report (Form 10-K) of Weatherford International plc for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 17, 2015